Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Manitex International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security class title	Fee calculation rule	Amount registered(1)	Proposed maximum offering price per share(2)	Maximum aggregate offering price(2)	Fee rate	Amount of registration fee

Equity	Common Stock, no par value per share	Other(2)	1,000,000	$4.76	$4,760,000.00	0.0001102	$524.56

Total Offering Amounts					$4,760,000.00		$524.56

Total Fee Offsets							—

Net Fee Due							$524.56

(1) This registration statement covers (i) 1,000,000 additional shares of common stock, no par value per share (the “Common Stock”), of Manitex International, Inc. (the “Registrant”) to be registered under the Manitex International, Inc. 2019 Equity Incentive Plan, as amended and restated through June 1, 2023 (the “2019 Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may be offered or issued under the 2019 Plan due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of high and low prices of the Common Stock on the NASDAQ Capital Market on August 1, 2023, which was $4.76.